UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2016

Willamette Valley Vineyards, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-21522	93-0981021
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8800 Enchanted Way SE
Turner, OR 97392

(Address of principal executive offices)

(503) 588-9463

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2016 the Board of Directors (the “Board”) of Willamette Valley Vineyards, Inc. (the “Company”) elected Mr. Jonathan Ricci and Ms. Heather Westing as directors of the Board to serve effective March 15, 2016.  This action increased the size of the Board from 7 to 9 members.  The Company Bylaws currently provide for a Board of a minimum of two (2) and a maximum of eleven (11) members.

Mr. Ricci has over 15 years of experience in multiple facets of the beverage industry including distribution, financial services and retail sales.  Mr. Ricci has not currently been appointed to any committees of the Board.

Ms. Westing has extensive experience in managing a large group of retail chain restaurants and investing in startup businesses.  Ms. Westing has not currently been appointed to any committees of the Board.

There are no arrangements or understandings between Mr. Ricci or Ms. Westing and any person pursuant to which Mr. Ricci or Ms. Westing were elected as directors. Further, there are no transactions between Mr. Ricci or Ms. Westing and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no material plans, contracts or arrangements between Mr. Ricci or Ms. Westing, in their capacity as directors, and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLAMETTE VALLEY VINEYARDS, INC.

Date: March 16, 2016	By:	/s/ JAMES W. BERNAU

James W. Bernau
President